Exhibit (d)(34)

ADVISORY FEE WAIVER AGREEMENT

ALLIANCEBERNSTEIN L.P.
1345 Avenue of the Americas
New York, New York 10105

[ ], 2017

AB Cap Fund, Inc.
AB Performance Fee Series – Large Cap Growth Portfolio
AB Performance Fee Series – Core Opportunities Portfolio
AB Performance Fee Series – International Strategic Core Portfolio
AB Performance Fee Series – US Thematic Portfolio
AB Performance Fee Series – Emerging Markets Growth Portfolio
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

AllianceBernstein L.P. herewith confirms our agreement with you as follows:

1.          You are an open-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act").  You propose to engage in the business of investing and reinvesting your assets in accordance with applicable limitations.  You have employed us to manage the investment and reinvestment of such assets with respect to the AB Performance Fee Series – Large Cap Growth Portfolio, AB Performance Fee Series – Core Opportunities Portfolio, AB Performance Fee Series – International Strategic Core Portfolio, AB Performance Fee Series – US Thematic Portfolio and AB Performance Fee Series – Emerging Markets Growth Portfolio (each, a "Portfolio", and collectively, the "Portfolios") pursuant to an Advisory Agreement (the "Advisory Agreement") amended as of [               ], 2017 to address the Portfolios.  Under the Advisory Agreement, fees for each Portfolio ("Advisory Fees") are payable to us that consist of a base fee at a specified annualized percentage rate of the Portfolio's average daily net assets and a positive or negative performance adjustment of up to a specified annualized percentage, resulting in a minimum total fee rate and a maximum total fee rate (the "Maximum Fee Rate") based on the Portfolio's average daily net assets.

2.          We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall waive a portion of the Advisory Fees payable to us with respect to a Portfolio as provided herein.   We agree that, until December 31, 2018 (the "Limitation Expiration Date"), we will waive Advisory Fees by limiting the Portfolio's accrual (and eventual payment) of Advisory Fees (base fee plus performance adjustment) on any day to the amount corresponding to the Maximum Fee Rate multiplied by the Portfolio's current net assets ("Current Net Asset Amount") provided the Current Net Asset Amount is less than the amount that would have been accrued for that day based on the Advisory Agreement.

3.          Nothing in this Agreement shall be construed as preventing us from contractually or voluntarily limiting, waiving or reimbursing other of your expenses outside the contours of this Agreement during any time period before or after the Limitation Expiration Date; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after the Limitation Expiration Date or, except as expressly set forth herein, prior to the Limitation Expiration Date.

4.          This Agreement shall become effective on the date hereof and remain in effect until the Limitation Expiration Date.  The Limitation Expiration Date and the waiver agreed to hereunder will automatically be extended for additional one-year periods as to each Portfolio unless we provide you with at least 60 days' notice prior to the Limitation Expiration Date of our determination to modify or to terminate this Agreement as to the Portfolio at the end of its then current period.

5.          This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours, ALLIANCEBERNSTEIN L.P.

By:
Emilie D. Wrapp Assistant Secretary

Agreed to and accepted
as of the date first set forth above.

AB CAP FUND, INC.

By:  ___________________________
Eric C. Freed
Assistant Secretary